Exhibit 99.1

Alpha Natural Resources Announces
Results for Second Quarter 2010

•	EBITDA from Continuing Operations was $199 million, up from $68 million last year
•	Income from Continuing Operations of $39 million compared with $17 million last year
•	Metallurgical coal shipments increased 122% year-over-year
•	Share repurchase of up to $125 million authorized and $25 million repurchased during the quarter
•	Following the successful amendment, extension, increase and $40 million prepayment of Alpha’s secured credit facility during the second quarter, liquidity totaled $1.5 billion on June 30, 2010

ABINGDON, Va., August 4, 2010—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported second quarter net income of $38.8 million or $0.32 per diluted share compared to net income of $15.4 million or $0.22 per diluted share last year.  The second quarter 2010 income from continuing operations was $39.2 million or $0.32 per diluted share compared to income from continuing operations of $16.7 million or $0.24 per diluted share in the second quarter of 2009.  Excluding amortization of coal supply agreements, merger-related expenses and the loss on early extinguishment of debt, second quarter 2010 adjusted income from continuing operations was $75.9 million or $0.62 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the second quarter 2010 was $198.6 million, compared to $68.2 million in the year ago period.  Excluding merger-related expenses and the loss on early extinguishment of debt, second quarter 2010 Adjusted EBITDA from continuing operations was $202.1 million.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q2 2010	Q2 2009

Coal Revenues	$ 894.1	$ 335.0

Income from continuing operations	$ 39.2	$ 16.7

Income from continuing operations per diluted share	$ 0.32	$ 0.24

Net income	$ 38.8	$ 15.4

Net income per diluted share	$ 0.32	$ 0.22

Adjusted income from continuing operations*	$ 75.9	$ 20.0

Adjusted income from continuing operations per diluted share*	$ 0.62	$ 0.28

EBITDA from continuing operations*	$ 198.6	$ 68.2

Adjusted EBITDA from continuing operations*	$ 202.1	$ 72.3

Tons of coal sold	20.2	4.3

Coal margin per ton	$ 11.96	$ 16.10

Coal revenues and coal margin per ton for 2009 have been adjusted to reflect a change in the income statement presentation of gains and losses on derivatives.
*These are non-GAAP financial measures.  A reconciliation of adjusted income  from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

“Alpha continued to build on its strong track record of excellent safety performance during the second quarter,” said Kevin Crutchfield, Alpha’s chief executive officer.  “Two of our Pennsylvania operations, the Dora #8 mine and the Clymer Preparation Plant, received Joseph A. Holmes Safety Awards for 2009, and our entire Alpha Coal West operation, including both the Belle Ayr and Eagle Butte mines, experienced zero reportable accidents during the second quarter.  I want to personally commend all of the members of our workforce for their ongoing and consistent commitment to safety and our culture of ‘Running Right’. The impact of that commitment and the success of their efforts are clearly evident throughout our organization.”

“Amid a turbulent time in our industry with unprecedented regulatory challenges, a bumpy and gradual economic recovery and near-term weakening of metallurgical coal demand and pricing, Alpha once again delivered consistent results during the second quarter generating EBITDA from Continuing Operations of $199 million.  Our position as arguably the most diversified U.S. producer of coal serves us well in these rapidly changing markets.  During the second quarter, Alpha significantly increased its met coal shipments and realizations, largely offsetting the impact of a month-long longwall move at the Cumberland mine.  This compares to the previous quarter when the Pittsburgh #8 longwall mines in Pennsylvania contributed nearly half of Alpha’s EBITDA as met coal shipments were still ramping up.  Alpha continues to generate substantial amounts of free cash flow and, with total liquidity of approximately $1.5 billion, we believe we are well positioned to grow the company organically or through acquisitions in the future.  In my view, Alpha’s consistently solid performance following our merger, which reached its one-year anniversary just a few days ago, validates the success of our long-term strategy for growth and diversification.”

“While our focus on growth remains unchanged and continues to be our primary objective, we took advantage of what we believed were extremely attractive valuation levels in the U.S. coal sector during the second quarter and implemented our first-ever share repurchase program.  The Alpha board authorized share repurchases up to as much as $125 million, and during the second quarter Alpha repurchased approximately 700,000 shares at an average price of $36.32.  We will continue to seek opportunities to repurchase shares at attractive valuations pursuant to current and future Rule 10b5-1 plans and potentially from time to time at management’s discretion.”

Financial Performance

•
Total revenues in the second quarter were $1.0 billion compared to $387.0 million for Alpha stand-alone in the same period of 2009, and coal revenues were $894.1 million compared to $335.0 million for Alpha stand-alone in the second quarter of 2009.  Coal revenues were significantly higher than the year-ago period due to the inclusion of the former Foundation operations, which contributed $430.2 million of coal revenues, and a 182 percent increase in metallurgical coal revenues driven by a 122 percent increase in shipments and a 27 percent increase in average per ton realizations, all of which more than offset reduced thermal shipment levels throughout the company.  Other revenues and freight and handling revenues were $16.0 million and $90.3 million, respectively, during the second quarter versus $16.6 million and $35.4 million, respectively, for Alpha stand-alone in 2009.  Compared to the first quarter of 2010, which also included the former Foundation operations, coal revenues increased by nearly eight percent due primarily to higher metallurgical coal shipments and average per ton sales realizations which more than offset a 1.2 million ton decrease in Powder River Basin (PRB) shipments, mainly attributable to reduced shipments on requirements contracts, and a 0.6 million ton decrease in Eastern steam coal shipments mainly attributable to the longwall move at the Cumberland mine.

During the second quarter Alpha shipped 11.0 million tons of PRB coal, 5.9 million tons of Eastern steam coal and 3.3 million tons of metallurgical coal.  Average per ton realization for PRB shipments rose sequentially to $10.92 compared with $10.81 in the previous quarter.  The average realization per ton for Eastern steam coal shipments was $66.11, compared with $67.40 in the first quarter of 2010, and the average per ton realization for metallurgical coal increased to $117.61 in the second quarter compared with $98.70 in the previous quarter.

•
Total costs and expenses during the second quarter of 2010 were $946.9 million compared to $355.3 million for Alpha stand-alone in the second quarter of 2009.  Cost of coal sales was $657.2 million, which included $312.7 million from the former Foundation operations, compared to $267.0 million for Alpha stand-alone in the second quarter of 2009.  Cost of coal sales in the East averaged $60.38 per ton compared with $61.74 for Alpha stand-alone in the second quarter last year and $50.64 in the previous quarter.  The higher cost of coal sales per ton compared to the previous quarter primarily reflects the influence of the Cumberland longwall move which reduced Pitt #8 shipments during the quarter.  As fixed costs were spread across fewer tons, cost of coal sales per ton during the second quarter averaged in the mid $40s at the two longwall mines, Cumberland and Emerald, compared to approximately $32 per ton in the first quarter of 2010.  The cost of coal sales per ton for Alpha Coal West’s PRB mines was $9.01 during the second quarter of 2010 compared with $8.86 per ton in the previous quarter.

Selling, general and administrative expense in the second quarter 2010 decreased $3.6 million sequentially to $44.2 million and included $2.1 million of pre-tax merger-related expenses attributable to professional services fees, integration-related expenses, and severance and relocation-related costs.  This compares with selling, general and administrative expense of $47.8 million in the previous quarter, which included $4.2 million of pre-tax merger-related expenses.  Depreciation, depletion and amortization (DD&A) during the quarter was $91.1 million, and amortization of acquired coal supply agreements resulting from the Foundation merger was $55.6 million.

•
Alpha recorded net income of $38.8 million or $0.32 per diluted share during the second quarter 2010 compared to $15.4 million or $0.22 per diluted share during the second quarter of 2009.  Second quarter 2010 income from continuing operations was $39.2 million or $0.32 per diluted share compared with $16.7 million or $0.24 per diluted share in the year-ago quarter.  Second quarter net income and income from continuing operations included $2.1 million of pre-tax merger-related expenses and the $55.6 million of pre-tax amortization of coal supply agreements.  Excluding these items, the $1.3 million pre-tax loss on early extinguishment of debt and the tax effects of these adjustments, adjusted income from continuing operations was $75.9 million or $0.62 per diluted share compared to adjusted income from continuing operations of $20.0 million or $0.28 per diluted share for Alpha stand-alone in the second quarter of 2009.

•
EBITDA from continuing operations was $198.6 million in the second quarter 2010 compared to $68.2 million for Alpha stand-alone in the prior-year period.  Excluding merger-related expenses and the loss on early extinguishment of debt, Adjusted EBITDA from continuing operations was $202.1 million in the second quarter of 2010.

Year-to-Date Results

•
For the first six months of this year, Alpha reported total revenues of $1.9 billion, including $1.7 billion in coal revenues compared with total revenues of $0.9 billion and coal revenues of $0.8 billion during the first six months of 2009 for Alpha stand-alone.  The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of the former Foundation operations and increased metallurgical coal shipments and average per ton realizations, which more than offset lower steam coal shipments and lower steam coal average per ton realizations from Alpha stand-alone operations.

During the first half of 2010 Alpha’s coal shipments totaled 41.6 million tons, including 31.9 million tons from the former Foundation operations, compared with 9.5 million tons in the first half of 2009 for Alpha stand-alone.  Metallurgical coal shipments were 5.9 million tons year-to-date, up 69 percent compared to the 3.5 million tons during the first six months of 2009.  Shipments of PRB coal and Eastern steam coal were 23.3 million tons and 12.4 million tons, respectively, during the first six months of 2010.

•
During the first half of the year, the company-wide average per ton realization was $41.50 per ton and the average cost of coal sales was $29.44 per ton, resulting in a $12.06 per ton (or 29.1 percent) coal margin.  Year-to-date Alpha recorded net income of $52.8 million or $0.43 per diluted share and income from continuing operations of $53.9 million or $0.44 per diluted share.  Excluding amortization of coal supply agreements, merger-related expenses, the loss on early extinguishment of debt, related tax effects of the above items, and the deferred tax charge arising from a change in the tax treatment of Medicare Part D deductions, adjusted income from continuing operations was $160.5 million or $1.32 per diluted share.  EBITDA from continuing operations for the first six months of 2010 was $417.1 million and Adjusted EBITDA from continuing operations, which excludes merger-related expenses and the loss on early extinguishment of debt, was $425.0 million.

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended June 30, 2010 was $194.7 million compared with $13.8 million for Alpha stand-alone in the second quarter of 2009.

Capital expenditures (including discontinued operations) for the second quarter 2010 were $75.0 million, versus $28.0 million in the comparable period last year.  Investing activities during the second quarter included $36.1 million for the third of five annual installment payments pertaining to a federal coal lease in the PRB.

On April 15, 2010, Alpha announced that its secured credit facility had been amended, extended and increased by approximately $300 million to a total revolving credit facility of approximately $950 million.  Subsequently, Alpha terminated $96 million of the revolving credit facility and prepaid $39.6 million of its Term Loan A.   The termination and prepayment pertained to lenders that chose not to extend their commitments beyond the original expiration date of July 7, 2011.  At the end of the second quarter, Alpha had available liquidity of approximately $1.5 billion, consisting of cash, cash equivalents and marketable securities of an aggregate $661.5 million plus $811.9 million available under the company’s secured credit facility.  Total long-term debt, including current portion of long-term debt at June 30, 2010, was $745.9 million compared with $790.3 million at December 31, 2009.

Market Overview

Utility inventories in the U.S. are declining and now stand at approximately 160 million tons.  The decrease is attributable to several factors, including economic recovery, hot summer weather, reduced fuel switching relative to last year and decreased coal production.  Industrial power demand rose by greater than 9 percent year-over-year in the first half of 2010 and, in addition, season-to-date cooling degree days are up roughly 17% compared to last year.  As a result of these and other factors electricity generation year-to-date in 2010 has risen by an estimated 3 to 4 percent.  By comparison, coal-fired electricity generation has increased approximately 7 percent year-to-date, implying that some of the coal-to-gas switching that occurred in 2009 has reversed course.  Adding to the downward pressure on inventories, U.S. coal production in the first half of 2010 has decreased 1 to 2 percent year-over-year.  These factors have combined to reduce inventories by 40-50 million tons since peaking at a level above 200 million tons in November of 2009.  Inventories are expected to return to historically normal levels by the end of the year and should drive increased contracting in the second half of 2010.  The expected return to a more balanced market is reflected in the significant and fairly stable contango in the forward thermal coal prices for all producing regions.

Seaborne demand for thermal coal continues to increase, driven primarily by increasing Chinese and Indian imports.  China’s electricity consumption rose over 21 percent in the first half of 2010.  This growth is drawing increasingly on seaborne thermal coal with June imports on an annualized pace of 97 million metric tonnes, up from an annual pace of 76 million tonnes in May.  China is currently projected to import 90 to 100 million tonnes of thermal coal per year.  While growing off of a smaller base, India is likely to represent an even greater long-term growth opportunity for seaborne thermal than China due to the relatively lower quality of India’s indigenous reserves.  Indian imports are forecast to rise at approximately 10 percent annually and are projected to reach 100 million tonnes by the middle of the decade.  This rapid Asian demand growth for seaborne thermal coal is straining the export capacity of Indonesia and Australia which together account for approximately 50 percent of the world’s seaborne thermal supply.  To keep up with growing Asian demand, South African and Columbian coals that traditionally served the European market are increasingly moving into the Asian market, which should create an opportunity for U.S. exports into the Atlantic basin in the near future.

Global demand for metallurgical coal remains strong despite cyclical challenges, including the near-term slowing of economic growth in China and uncertainties surrounding European economies.  Steel production is increasing globally and is primarily being driven by China.  Despite a widely anticipated slowdown in the second half of the year, China remains on track to produce roughly 620-630 million tonnes of steel, up approximately 10 percent from 570 million tonnes in 2009.  Chinese metallurgical coal imports have risen from nearly flat in 2008 to 34 million tonnes in 2009, and China is on pace to import more than 40 million tonnes in 2010.  While internal met coal resources can be developed and imports from Mongolia can be increased over time, China is likely to remain dependent on seaborne imports of high quality metallurgical coal for the foreseeable future.  As with thermal coal, India may offer the more persistent long-term growth opportunity for seaborne metallurgical coals due to the absence of quality domestic reserves.   Indian imports totaled 28 million tonnes in 2009 but are projected to ramp steadily, nearing 50 million tonnes by 2015.  In this environment of growing metallurgical coal demand and limited sources of supply globally, prices have tested near-record levels.

Alpha is well-positioned to benefit from the current trends, both in the U.S. market and the seaborne market.  When additional thermal coal demand materializes in the U.S., Alpha is ready and able to increase production to meet utility customers’ needs.  Assuming that the higher forward prices for U.S. thermal coals are achieved, Alpha is positioned to benefit from higher average realizations and enhanced margins in future periods.  With an industry-leading position in export terminal capacity and low-cost Pittsburgh #8 longwall production, Alpha is positioned to benefit from the opportunity to export thermal coal into the Atlantic Basin.  Finally, as the leading supplier and exporter of metallurgical coal in the United States, Alpha will continue to benefit from strong global demand and expected robust pricing for metallurgical coals.

Outlook

Alpha is maintaining its previous guidance for 2010 and 2011 shipment volumes of Eastern metallurgical coal, Eastern steam coal and Western steam coal.  Alpha is also maintaining its previous guidance for Eastern and Western cost of coal sales per ton; depletion, depreciation and amortization expense; interest expense; and capital expenditures for 2010.  The guidance for selling, general and administrative expense, excluding merger-related expenses, has been slightly increased to reflect updated estimates for incentive compensation and certain professional fees.

Alpha is positioned to benefit from significant leverage to the robust metallurgical coal market with 83 percent of the midpoint of its anticipated 2011 Eastern metallurgical coal shipments unpriced as of July 22, 2010.  As of July 22, 2010, Alpha had 94 percent and 17 percent of the midpoint of its 2010 and 2011 shipment guidance ranges for Eastern metallurgical coal committed and priced at projected average per ton realizations of $114.04 and $125.26, respectively.  Western steam coal shipments for 2010 were 100 percent committed and priced at projected average per ton realizations of $10.81 and 96 percent of 2010 Eastern steam coal shipments were committed and priced at projected average per ton realizations of $65.91, based on the midpoint of shipment guidance.  For 2011, Alpha had 94 percent of the midpoint of Western steam coal shipment guidance committed and priced at projected average per ton realizations of $11.81 and 62 percent of the midpoint of Eastern steam coal shipment guidance committed and priced at projected average per ton realizations of $67.89.

Guidance
(in millions, except per-ton and percentage amounts)

	2010	2011
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$ 10.81	$ 11.81
Eastern Steam	$ 65.91	$ 67.89
Eastern Met	$ 114.04	$ 125.26
Coal Shipments3	81.0 – 89.0	82.0 – 94.0
West	47.0 – 50.0	48.0 – 52.0
Eastern Steam	23.0 – 26.0	23.0 – 28.0
Eastern Met	11.0 – 13.0	11.0 – 14.0
Committed and Priced (%)4	99%	74%
West	100%	94%
Eastern Steam	96%	62%
Eastern Met	94%	17%
Committed and Unpriced (%)5	1%	14%
West	0%	0%
Eastern Steam	0%	18%
Eastern Met	6%	64%
West – Cost of Coal Sales per Ton	$ 8.30 – $8.90
East – Cost of Coal Sales per Ton	$ 54.00 – $57.00
Selling, General & Administrative Expense (excluding merger-related expenses)	$ 160 – $170
Depletion, Depreciation & Amortization	$ 370 – $390
Interest Expense	$ 70 – $80
Capital Expenditures6	$ 340 – $390

NOTES:
1.	Based on committed and priced coal shipments as of July 22, 2010.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2010 and 2011 include an estimated 2.0 to 3.0 million tons of brokered coal per year.
4.	As of July 22, 2010, compared to the midpoint of shipment guidance range.
5.
In 2010, committed and unpriced Eastern tons include approximately 0.8 million tons of met coal subject to market pricing.  In 2011, committed and unpriced Eastern tons include approximately 8.0 million tons of met coal subject to market pricing, approximately 2.6 million of steam coal subject to market pricing, approximately 1.8 million tons of steam coal subject to collared pricing with an average pricing range of $43.00 to $54.00 per ton, and legacy contracts covering approximately 0.2 million tons of steam coal subject to average indexed pricing estimated at $69.55 per ton.

6.	Includes annual bonus bid payment on Federal Lease by Application in the Powder River Basin of $36.1 million.

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,400 people and operates approximately 60 mines and 14 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•	our ability to successfully integrate operations that we may acquire or develop in the future;
•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations, pension obligations and federal black lung obligations;
•	increased costs and obligations potentially arising from the recently enacted Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015;
•	certain terms of the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in “Overview - Coal Pricing Trends, Uncertainties and Outlook” in Part 2, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Coal revenues	$894,104	$334,970	$1,725,370	$760,773
Freight and handling revenues	90,268	35,445	155,056	81,499
Other revenues	16,033	16,599	41,983	30,701
Total revenues	1,000,405	387,014	1,922,409	872,973

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	657,199	267,014	1,232,266	570,039
Freight and handling costs	90,268	35,445	155,056	81,499
Other expenses	8,443	(6,451)	24,127	4,398
Depreciation, depletion and amortization	91,098	36,352	186,225	76,557
Amortization of acquired coal supply agreements, net	55,633	-	121,590	-
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	44,231	22,907	92,020	39,373
Total costs and expenses	946,872	355,267	1,811,284	771,866

Income from operations	53,533	31,747	111,125	101,107

Other income (expense):
Interest expense	(18,504)	(10,166)	(40,624)	(20,019)
Interest income	848	355	1,528	980
Loss on early extinguishment of debt	(1,349)	-	(1,349)	-
Miscellaneous income (expense)	(274)	65	(478)	181
Total other income (expense), net	(19,279)	(9,746)	(40,923)	(18,858)

Income from continuing operations before income taxes	34,254	22,001	70,202	82,249
Income tax benefit (expense)	4,928	(5,323)	(16,350)	(18,950)
Income from continuing operations	39,182	16,678	53,852	63,299

Discontinued operations:
Loss from discontinued operations before income taxes	(616)	(2,059)	(1,663)	(9,310)
Income tax benefit	231	740	649	2,334
Loss from discontinued operations	(385)	(1,319)	(1,014)	(6,976)

Net income	$38,797	$15,359	$52,838	$56,323

(Loss) earnings per common share:
Basic (loss) earnings per common share:
Income from continuing operations	$0.33	$0.24	$0.45	$0.91
Loss from discontinued operations	-	(0.02)	(0.01)	(0.10)
Net income	$0.33	$0.22	$0.44	$0.81

Diluted (loss) earnings per common share:
Income from continuing operations	$0.32	$0.24	$0.44	$0.90
Loss from discontinued operations	-	(0.02)	(0.01)	(0.10)
Net income	$0.32	$0.22	$0.43	$0.80

Weighted average shares outstanding:
Weighted average shares--basic	120,124,707	69,920,621	119,983,999	69,902,874
Weighted average shares--diluted	121,861,913	70,894,017	121,903,512	70,795,334

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Tons sold from continuing operations(1):
Powder River Basin	11,056	-	23,271	-
Eastern steam	5,886	2,830	12,400	5,976
Eastern metallurgical	3,267	1,473	5,903	3,498
Total	20,209	4,303	41,574	9,474

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$10.92	$-	$10.86	$-
Eastern steam	66.11	70.23	66.79	69.12
Eastern metallurgical	117.61	92.46	109.17	99.41
Weighted average total	$44.24	$77.84	$41.50	$80.30

Coal sales from continuing operations revenue summary
Powder River Basin	$120,744	$-	$252,820	$-
Eastern steam	389,124	198,744	828,136	413,079
Eastern metallurgical	384,236	136,226	644,414	347,694
Total coal sales revenue	$894,104	$334,970	$1,725,370	$760,773

Cost of coal sales from continuing operations per ton (3)(9):
Powder River Basin	$9.01	$-	$8.93	$-
East (4)	60.38	61.74	55.51	60.42
Weighted average total	$32.28	$61.74	$29.44	$60.42

Weighted average coal margin per ton (5)	$11.96	$16.10	$12.06	$19.88
Weighted average coal margin percentage (6)	27.0%	20.7%	29.1%	24.8%

Net cash provided by operating activities including discontinued operations	$194,681	$13,826	$337,931	$57,576
Capital expenditures including discontinued operations	$(75,016)	$(27,975)	$(135,895)	$(46,111)

			As of	As of
			June 30, 2010	December 31, 2009
Liquidity ($ in 000's):
Cash and cash equivalents			$418,885	$465,869
Marketable securities with maturities of less than one year (7)			144,702	29,501
Marketable securities with maturities of greater than one year (8)			97,948	89,485
Unused revolving credit facility			811,882	536,367
Total available liquidity			$1,473,417	$1,121,222

(1) Stated in thousands of short tons.
(2) Coal sales revenue divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's active operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2010	December 31, 2009(1)(2)

Cash and cash equivalents	$418,885	$465,869
Trade accounts receivable, net	316,390	232,631
Inventories, net	200,549	176,372
Short-term marketable securities	144,702	29,501
Prepaid expenses and other current assets	119,276	147,452
Total current assets	1,199,802	1,051,825
Property, equipment and mine development costs, net	1,095,135	1,082,446
Owned and leased mineral rights, net	1,940,342	1,958,855
Owned lands	94,635	91,262
Goodwill	380,296	380,296
Acquired coal supply agreements, net	271,131	396,491
Long-term marketable securities	97,948	89,485
Other non-current assets	72,137	67,539
Total assets	$5,151,426	$5,118,199

Current portion of long-term debt	$11,839	$33,500
Trade accounts payable	176,430	152,662
Accrued expenses and other current liabilities	292,481	269,793
Total current liabilities	480,750	455,955
Long-term debt	734,060	756,753
Pension and postretirement medical benefit obligations	721,957	682,991
Asset retirement obligations	198,145	190,724
Deferred income taxes	256,584	302,630
Other non-current liabilities	148,592	137,857
Total liabilities	2,540,088	2,526,910
Total stockholders' equity	2,611,338	2,591,289
Total liabilities and stockholders' equity	$5,151,426	$5,118,199

(1)  During the three months ended June 30, 2010, the Company reclassified $11,501 related to the current portion of interest rate swaps from other non-current liabilities to accrued expenses and other current liabilities in the accompanying Condensed Consolidated Balance Sheets as of December 31, 2009.

(2)  During the three months ended June 30, 2010, the Company finalized the purchase price allocation for the Foundation merger and recorded certain adjustments to the preliminary purchase price allocation. Accordingly, the December 31, 2009 balance sheet was adjusted to reflect these changes as if they were recorded on the acquisition date in accordance with generally accepted accounting principles related to acquisition accounting.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2010	2009

Operating activities:
Net income	$52,838	$56,323
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	203,998	88,020
Amortization of acquired coal supply agreements, net	121,590	-
Mark-to-market adjustments for derivatives	9,421	(14,769)
Stock-based compensation	17,007	7,471
Employee benefit plans, net	30,320	3,647
Loss on early extinguishment of debt	1,349	-
Deferred income taxes	(40,111)	7,838
Other, net	66	1,306
Changes in operating assets and liabilities:
Trade accounts receivable, net	(83,759)	5,612
Notes and other receivables	10,509	909
Inventories, net	(24,177)	(13,070)
Prepaid expenses and other current assets	14,213	(31,646)
Other non-current assets	395	1,591
Trade accounts payable	12,404	(23,586)
Accrued expenses and other current liabilities	23,749	(30,578)
Pension and postretirement medical benefit obligations	(9,751)	(211)
Asset retirement obligations	(3,221)	(2,261)
Other non-current liabilities	1,091	980
Net cash provided by operating activities	337,931	57,576

Investing activities:
Capital expenditures	(135,895)	(46,111)
Acquisition of mineral rights under federal lease	(36,108)	-
Purchase of acquired companies	-	(1,750)
Purchase of equity-method investment	(3,000)	-
Purchases of marketable securities	(181,145)	-
Sales of marketable securities	57,680	-
Other, net	2,017	312
Net cash used in investing activities	(296,451)	(47,549)

Financing activities:
Principal repayments of note payable	-	(10,892)
Principal repayments on long-term debt	(50,934)	(232)
Debt issuance costs	(8,690)	(5,277)
Excess tax benefit from stock-based awards	7,587	-
Common stock repurchases	(40,672)	(2,027)
Proceeds from exercise of stock options	4,245	230
Other	-	(651)
Net cash used in financing activities	(88,464)	(18,849)

Net decrease in cash and cash equivalents	$(46,984)	$(8,822)
Cash and equivalents at beginning of period	$465,869	$676,190
Cash and equivalents at end of period	$418,885	$667,368

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit. Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, less various gains and losses not expected to recur on a quarterly basis. The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as a supplemental measure of the company's performance and debt service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP. Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies. A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Income from continuing operations	$39,182	$16,678	$53,852	$63,299
Interest expense	18,504	10,166	40,624	20,019
Interest income	(848)	(355)	(1,528)	(980)
Income tax (benefit) expense	(4,928)	5,323	16,350	18,950
Depreciation, depletion and amortization	91,098	36,352	186,225	76,557
Amortization of acquired coal supply agreements, net	55,633	-	121,590	-
EBITDA from continuing operations	198,641	68,164	417,113	177,845
Loss on early extinguishment of debt	1,349	-	1,349	-
Merger related expenses	2,071	4,155	6,568	4,155
Adjusted EBITDA from continuing operations	$202,061	$72,319	$425,030	$182,000

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels. Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, the portion of interest expense attributable to termination of an interest rate swap, and amortization of coal supply agreements, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments. Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares. The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time. Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP. Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies. A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Income from continuing operations	$39,182	$16,678	$53,852	$63,299
Merger related expenses	2,071	4,155	6,568	4,155
Loss on early extinguishment of debt	1,349	-	1,349	-
Amortization of acquired coal supply agreements, net	55,633	-	121,590	-
Estimated income tax effect of above adjustments	(22,297)	(866)	(48,473)	(866)
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	-	25,566	-
Adjusted income from continuing operations	$75,938	$19,967	$160,452	$66,588

Weighted average shares--diluted	121,861,913	70,894,017	121,903,512	70,795,334

Adjusted diluted earnings per common share from continuing operations	$0.62	$0.28	$1.32	$0.94

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.